March 15, 2001

PERSONAL AND CONFIDENTIAL

Ms. Kathleen A. Marion
TNP Enterprises, Inc.
4100 International Plaza
Fort Worth, Texas 76109

Dear Ms. Marion:

          We are pleased to offer you the position of Corporate Secretary of TNP Enterprises, Inc. ("TNP") under the terms and conditions herein indicated. For purposes of this agreement the term "TNP" shall also include any affiliate or subsidiary of TNP to which you are transferred during the term of this agreement with your consent. In your position of Corporate Secretary you will have the duties, responsibilities, and authority normally associated with such position and will report to the Chief Executive Officer of TNP.

Term of Agreement

          The term of this agreement shall be for three years from the date of this letter agreement and shall expire on March 14, 2004.

Compensation

          During the term of this agreement, you will be entitled to annual compensation of not less than $100,000, payable as described below.

    Your annual salary will be no less than $100,000. Your salary will be adjusted annually in an amount equal to that approved by the Board of Directors for annual merit increases for the employees of TNMP, exclusive of any consideration of increases for promotions. The effective date of any increases shall be the same as that for the employees of TNMP.

    You will be eligible to receive an annual incentive bonus ranging from 0% to 37.5% of your Base Salary if you remain employed by TNP through the end of each calendar year during the term of this agreement. The amount of your annual incentive bonus will be based on the attainment of certain pre-established financial and operational goals of TNP. Your target annual incentive bonus shall be equal to 25% of your Base Salary.

    You will be eligible for all of TNP's benefits, including major medical, dental, life, and long-term disability insurance, pension plan participation, excess benefit plan participation, thrift plan participation, deferred compensation plan participation, holiday pay and vacation pay, in accordance with TNP's plans and policies as in effect from time to time.

Termination Without Cause

          Notwithstanding any other provision of this agreement, in the event that during the term of this agreement, your employment with TNP is terminated by you for Good Reason (as defined below) or by TNP for any reason other than for Cause (as defined below), you shall be entitled to receive the greater of either (a) a continuation of your then current annual salary for a period of 18 months, and any annual incentive bonus that becomes payable during the 18 month period, pro-rated for any partial year, or (b) a lump sum payment equal to the then current annual salary divided by twelve and multiplied times the total number of months between the date of termination and the date this agreement would terminate, plus an amount equal to the incentive compensation for the year in which the termination occurs, pro rated for the number of months employed during that year.

          For the purposes of this agreement, Good Reason shall mean any of the following (without your prior express written consent) (i) a material adverse change in your title, position, duties or responsibilities or you are assigned any duties or responsibilities materially inconsistent with your duties or responsibilities immediately prior to the execution of this agreement (provided, however, that a redesignation of your title, duties or responsibilities among TNP and its subsidiaries and affiliates shall not constitute Good Reason if your overall duties and status among TNP and its subsidiaries and affiliates are not substantially adversely affected); (ii) your compensation arrangements as provided in this agreement are decreased by TNP; (iii) your benefits under the employee benefit plans and programs of TNP are, in the aggregate, materially decreased; (iv) there is a material adverse change in your reporting rights and/or obligations; or (v) TNP requires you to relocate to a location more than sixty-five (65) miles from the location of your office immediately prior to the execution of this agreement. A termination for Good Reason under this agreement must occur within thirty (30) days after the event which first provides a basis for such termination.

Termination for Cause

          In the event that during the term of this agreement, your employment with TNP is terminated for Cause, all rights under this agreement shall cease and you shall not be entitled to any additional compensation or payments hereunder. For the purposes of this agreement, Cause shall mean (i) your willful and continued failure to substantially perform your duties with TNP (excluding any failure resulting from your disability), subject to any appeal or grievance procedure set forth in TNP's Personnel Policy Manual; (ii) your performance of any act or acts constituting a felony involving moral turpitude and which results or is intended to result in damage or harm to TNP, whether monetary or otherwise, or which results in or is intended to result in improper gain or personal enrichment; or (iii) violations of TNP's Personnel Policy Manual, as constituted at any time prior to the expiration of this agreement, concerning personal conduct; provided, that TNP must follow its disciplinary procedures as set forth therein.

Change of Control

          In the event a Change of Control (as defined below) occurs and you are either (x) terminated without Cause, or (y) you terminate your employment for Good Reason, you will be entitled (a) to a lump sum payment equal to three times your then current annual salary, and (b) medical insurance for three years at a cost to you equal to that paid by employees of TNMP.

          For purposes of this Agreement a Change of Control means an event which shall be deemed to have occurred if:

    any "person" as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Corporation, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation, or any company owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation's then outstanding securities;

    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (iii) or (iv) herein) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

    the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 25% of the combined voting power of the Corporation's then outstanding securities shall not constitute a Change of Control; or

    the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of, or the Corporation sells or disposes of, all or substantially all of the Corporation's assets.

          The lump sum payable under this Change of Control provision shall be grossed up by the amount due in the event either of the following events occur:

    any excise tax becomes payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"); and

    any additional federal, state, or local income tax liability (calculated at the highest effective rate applicable to individuals) becomes payable and the amount of any additional excise tax liability (under Section 4999 of the Code) attributable to the foregoing payments.

Pension Benefit

          Notwithstanding any other provision in this agreement, in the event you are terminated for any reason other than Cause, you will be vested in the pension benefit and entitled to credit on your pension plan accruals based on your annual salary immediately prior to termination applied to the months between your termination and March 14, 2004.

Miscellaneous Provisions

          TNP's obligation to make the payments provided for in this agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other claim, right or action which TNP may have against you or others. In the event that your employment with TNP is terminated for any reason, other than for Cause, you shall be under no obligation to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this agreement.

          In the event that a claim for payment or benefits under this agreement is disputed, or if TNP commences any proceedings in connection with your employment, you shall be reimbursed for all attorney fees and expenses incurred by you in pursuing such claim, provided that you are successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement. While such claim or proceeding is pending, TNP will reimburse you for such attorney fees and expenses on a regular, periodic basis, within thirty days following receipt by TNP of statements of such counsel. However, if you are not successful as to at least part of the disputed claim by reason of litigation, arbitration or settlement, you agree to repay TNP within 30 days of such determination, an amount equal to the total amount that TNP has previously reimbursed you for legal fees and expenses in connection with such claim or proceeding.

          TNP shall require any successor to all or substantially all of its business and/or assets, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform this agreement in the same manner and to the same extent as TNP would be required to perform if no such succession had taken place. For purposes of this paragraph, "TNP" shall mean both TNP as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this agreement by operation of law or otherwise.

          The Executive shall not, during the Term of Employment and thereafter, without the prior express written consent of the Corporation, disclose any confidential information, knowledge or data relating to TNP, TNMP or any Affiliate and their respective businesses, which (a) was obtained by the Executive in the course of the Executive's employment with TNP, and (b) which is not information, knowledge or data otherwise in the public domain (other than by reason of a breach of this provision by the Executive), unless required to do so by a court of law or equity or by any governmental agency or other authority. In no event shall an asserted violation of this paragraph constitute a basis for delaying or withholding the payment of any amounts otherwise payable to the Executive under this Agreement.

          The respective rights and obligations of the parties hereunder shall survive any termination of this agreement for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

          No provisions of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and TNP. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement. This agreement shall be governed by and construed in accordance with the laws of the State of Texas.

          If the above terms and conditions meet with your approval, please so indicate by countersigning this letter in the space provided below, returning one copy to me. We would be extremely pleased and proud to have you continue as a member of our TNP team.

Sincerely,
TEXAS-NEW MEXICO POWER COMPANY

By: /S/ W. J. Catacosinos
W. J. Catacosinos

Agreed to and accepted this 15th day of March, 2001.

  /S/   Kathleen A. Marion

     Kathleen A. Marion